Exhibit 10.2
[LiveVox Holdings Inc. Letterhead]
[●], 2021
[Participant Name]
Re:     Double-Trigger Vesting of RSU Award
Dear [Participant Name]:
Reference is made to that certain Restricted Stock Unit Award Agreement, dated as of [●], 2021 (the “Award Agreement”), by and between LiveVox Holdings, Inc., a Delaware corporation (the “Company”), and you, pursuant to which you were granted an award of restricted stock units (the “RSU Award”) in respect of the common stock, par value $0.0001, of the Company, on the terms and subject to the conditions set forth in the Award Agreement and the Company’s 2021 Equity Incentive Plan (the “Plan”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.
This letter agreement (this “Agreement”) memorializes our discussion regarding certain accelerated vesting provisions that will apply to the RSU Award if the RSU Award is assumed, continued, or substituted in connection with a Change in Control.
1.Acceleration of Vesting upon a Qualifying Termination of Employment. Notwithstanding Section 2(b) of the Award Agreement, if (a) in connection with a Change in Control, the RSU Award is assumed, continued, or substituted in accordance with Section 13(c)(i) of the Plan (such award as assumed, continued, or substituted, the “Converted RSU Award”) and (b) your Continuous Service is terminated by the Company without Cause or by you with Good Reason (as defined below), in each case, within six months following the consummation of such Change in Control, then, subject to your execution and non-revocation of a general release of claims in favor of the Company and its affiliates in a form provided by the Company, any unvested portion of the Converted RSU Award shall fully vest. Except as set forth in this Section 1, the terms and conditions of the Award Agreement and the Plan shall continue to govern the RSU Award.
2.Definition of Good Reason. For purposes of this Agreement, “Good Reason” means, following a Change in Control, a material diminution in your duties, authorities, or responsibilities during your employment with the Company without your written consent; provided, however, that you shall not have Good Reason (a) solely due to the Company ceasing to be a publicly traded company following the consummation of such Change in Control or due to any attendant changes to your duties, authorities, or responsibilities resulting from the Company ceasing to be a publicly traded company; or (b) if you are offered a senior-level executive position with the Company (or any surviving or acquiring entity in such Change in Control) or any affiliate thereof following such Change in Control and you elect to not accept such position. To invoke a termination of Continuous Service for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in this Section 2 within 30 days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable cure period, your termination of Continuous Service must occur, if at all, within 30 days following such cure period for such termination as a result of such condition to constitute a termination for Good Reason. Otherwise, any claim of such conditions as Good Reason will be deemed irrevocably waived by you.
3.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time.
4.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
5.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. In the event of a conflict between the terms of this Agreement and the Award Agreement, the terms of this Agreement shall control. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
6.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
[Signature Page Follows]

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the accelerated vesting provisions relating to the RSU Award, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.
Very truly yours,
LIVEVOX HOLDINGS, INC.

By: ________________________________
Name:
Title:
The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the acceleration provisions relating to the RSU Award, and I hereby confirm my agreement to the same.

____________________________________
[Participant Name]
[Signature Page to Double-Trigger Vesting Agreement]